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                                                                    EXHIBIT 10.2

                               MRO SOFTWARE, INC.
                          YEAR ENDED SEPTEMBER 30, 2006
                              EXECUTIVE BONUS PLAN

1.    PURPOSE

      The purpose of the FY2006 Executive Bonus Plan ("Plan") is to provide key management employees of MRO Software, Inc. with an incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company, to promote the common interest of the Company, its stockholders and key executives, and to attract and retain executives of exceptional ability.

2.    ADMINISTRATION

      2.1 The Plan shall be adopted and administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee will base all decisions and awards on quarterly and annual financial statements filed with the Securities and Exchange Commission.

      2.2 The Committee shall have full and complete authority and discretion to make binding decisions on the administration of the Plan and shall adopt such rules and regulations and make all other determinations deemed by it necessary or desirable for the administration of the Plan.

      2.3 The Committee and the Board of Directors of the Company shall have the authority to amend or terminate the Plan, provided, however, that if the Plan is amended or terminated, the Company shall be required to complete payment to each Participant of the amount which that Participant otherwise would have received based on the provisions set forth in paragraph 7.2.

3.    DEFINITIONS

      3.1   Plan Year means the fiscal year ended September 30, 2006.

      3.2 Plan Quarter means each of the three-month periods ended December 31, 2005, March 31, 2006, June 30, 2006, and September 30, 2006.

      3.3 Participant means any executive of the Company who is designated in Appendix I.

      3.4 Permanent Disability, means a Participant's inability, as a result of illness, incapacity, disease or calamity to perform a substantial part of his primary job responsibilities as set forth in his employment contract or job description for any concurrent six month period.

      3.5   Plan means this FY 2006 Executive Bonus Plan.

      3.6 Except as otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

      3.7 Company means MRO Software, Inc. and its subsidiaries included in its consolidated financial statements.

      3.8 Earnings and EPS mean GAAP earnings per share on a fully diluted basis as reported by the Company. Earnings and EPS may also be adjusted to reflect such deductions and additions of extraordinary items and one-time expenses as may be approved by the Committee in consultation with the CFO for purposes of administering this Plan.

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            Earnings and EPS are calculated after giving effect to any bonus that is paid or proposed to be paid under this Plan.

      3.9 Revenue means total revenues as reported in the consolidated quarterly financial statements of the Company.

4.    ELIGIBILITY AND PARTICIPATION

      Executives eligible for bonuses under the Plan shall be those individuals specified in Appendix I.

5.    BONUS MECHANISM

      5.1 The amount of on-target bonus that is paid will be determined as follows:

            (a) Each participant is eligible to earn forty (40%) percent of the on-target bonus based on the achievement of quarterly goals and sixty (60%) percent based on the achievement of annual goals. The quarterly and annual Revenue and EPS goals are stated in Appendix II.

            (b) The percentage of the on-target bonus described in Appendix I earned by each Participant on achievement of the amounts stated in Appendix II in respect of each Plan Quarter is:

                  (i)      Q1      5% based on Revenue, 5% based on Earnings
                  (ii)     Q2      5% based on Revenue, 5% based on Earnings
                  (iii)    Q3      5% based on Revenue, 5% based on Earnings
                  (iv)     Q4      5% based on Revenue, 5% based on Earnings

                                   40% in total

            In the event that the achievement for Revenue in any quarter is less than the amount stated in Appendix II for that quarter, but is equal to or greater than 97.5% of such amount, then a partial bonus shall be paid to each Participant. The partial bonus shall be equal to the actual amount of Revenue achieved for the quarter divided by the amount of the Revenue goal for the quarter as stated in Appendix II times the on-target bonus the participant would otherwise have earned for the Revenue component (i.e. 5% of total on-target bonus). Achievement for Earnings must be at 100% to be eligible for payout on that component. No incremental bonus is payable to any participant for achievement above 100% in any quarter.

            (c) The percentage of the on-target bonus described in Appendix I earned by each Participant on achievement of the amounts stated in Appendix II in respect of year end performance is:

                        (i)   24% based on revenue
                        (ii)  36% based on earnings
                              60% in total

            As stated in Appendix II, there is a minimum, target and maximum achievement level for payout based on annual performance, for both the Revenue and the Earnings component, subject to the following:

                        (i) No annual bonus payments will be made for either component if the minimum Earnings number is not achieved (for fiscal 2006 this is .57); and

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                        (ii)  Actual payment for performance between minimum,
                              target and maximum achievement will be prorated accordingly.

6.    PAYMENT OF BONUSES

      Funded bonus will be payable not later than sixty days after the end of the period in which the bonus was earned provided that the results for the period have been issued to the public.

7.    TERMINATION OF EMPLOYMENT

      If a Participant's employment by the Company is terminated, the participant's entitlement to payment under this Plan shall be as determined under the terms of the Company's Severance Pay Plan, as amended to and in effect as of the date of termination.

8.    BENEFICIARY DESIGNATIONS

      8.1 If a Participant's employment with the Company is terminated by his death or if he dies after termination of his employment but prior to the distribution to him of all amounts payable to him under the Plan, any amounts otherwise payable to him hereunder shall be distributed to his designated beneficiary or beneficiaries. For the purposes of this plan a Participant's beneficiary will be the beneficiary designated under Company provided life insurance coverage. However, a Participant may from time to time revoke or change any beneficiary designation on file with the Company.

            If there is no effective beneficiary designation on file with the Company at the time of a Participant's death, distribution of amounts otherwise payable to the deceased Participant under this Plan shall be made to the Participant's estate. If a beneficiary designated by the Participant to receive his benefits shall survive the Participant but die before receiving all distributions hereunder, the balance thereof shall be paid to such deceased beneficiary's estate, unless the deceased beneficiary designation provides otherwise.

      8.2 The Company shall deduct from the distributions to be made to a Participant or his designated beneficiary or beneficiaries under this Plan any federal, state or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law and all amounts distributable under this Plan are stated herein before any such deductions. The Company may rely on a written opinion from its legal counsel regarding any questions which may arise in connection with any such deductions.

9.    RIGHTS, PRIVILEGES AND DUTIES OF PARTICIPATION

      9.1 No participant or other person shall have any interest in any fund or in any specific asset or assets of the Company and its Subsidiaries by reason of being a Participant under this Plan nor any right to receive any distributions under the Plan except as and to the extent expressly provided in the Plan.

      9.2 The Company shall have the right, but shall be under no obligation, to segregate cash to fund bonuses payable under the Plan. However, any such segregated amounts shall at all times remain Company assets, subject to the claims of its creditors.

      9.3 Each Participant shall be entitled to receive a current copy of the Plan upon his designation as a Participant if a written request for a copy of the Plan is provided to the Chief Executive Officer or the Chairman of the Board. Thereafter, as long as he remains a Participant, he shall be entitled to receive copies of any amendments to the Plan within sixty (60) days after their adoption.

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      9.4   The designation of any employee as a Participant under this Plan shall not be construed as conferring upon such employee any right to remain in the employ of the Company and each such Participant shall remain an employee at will. The right of the Company to discipline or discharge an employee shall not be affected in any manner by reason of such employee's designation as a Participant under this Plan.

      9.5 To the extent permitted by law, the right of any Participant or any beneficiary to receive any payment hereunder shall not be subject to alienation, transfer, sale, assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, transfer, sell, assign, pledge or otherwise encumber any such payment whether presently or thereafter payable, shall be void. Any payment due hereunder shall not in any manner be subject to any debts or liabilities of any Participant or his beneficiary.

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                                   APPENDIX I

                               MRO SOFTWARE, INC.
                          EXECUTIVE BONUS PLAN FY 2006
                              ELIGIBLE PARTICIPANTS

                                                           ON-TARGET BONUS
                                                              AS A % OF               ON-TARGET
                                      BASE SALARY            BASE SALARY                BONUS
                                                           ---------------         --------------
SECTION I:

            CHIP DRAPEAU                 $350,000               122.5%                   $428,750

SECTION II:

            PETER RICE                   $250,000                 100%                   $250,000

            BILL SAWYER                  $215,000                 100%                   $215,000

            JACK YOUNG                   $215,000                 100%                   $215,000

            PATTI FOYE                   $215,000                 100%                   $215,000

            CRAIG NEWFIELD               $185,000                 100%                   $185,000

            DICK CAHILL                  L145,000                 100%                   L145,000

- Mr. Cahill will be entitled to an incremental year en d bonus equal to 2% of the amount by which worldwide software revenues exceed $75,000,000 and the following earnings requirement is met: The incremental software (over $75 million) must drive additional earnings consistent with our normal margins expected from software sales. (EXAMPLE REDACTED).